Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2015

October 20, 2015   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Craig W. Kliethermes — Executive Vice President, Operations (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation
Randy Binner	FBR Capital Markets & Co.
Mark A. Dwelle	RBC Capital Markets, LLC
Jeff Schmidt	Tudor, Pickering, Holt & Co.
Christopher Campbell	Keefe, Bruyette & Woods, Inc.

RLI CORP.

Moderator: Aaron Jacoby

October 20, 2015

10:00 a.m. (CT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. third-quarter earnings teleconference. (Operator Instructions).

Before we get started, let me remind everyone that through the course of the teleconference RLI Management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to a certain risk factor, which could cause actual results to differ materially. These risk factors are listed in the Company’s various SEC filings, including in the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing the third-quarter results.

RLI management may make reference during to the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operating consists of net earnings after the elimination in after-tax realized investment gains or losses. RLI’s management believes that this measure is useful in gauging core operation performances across reporting periods that may not be comparable to other companies’ definition of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company’s website, www.RLIcorp.com.

I would now like to turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the third quarter of 2015. Joining me on today’s call are John Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; Tom Brown, Vice President and Chief Financial Officer; and Craig Kliethermes, Executive Vice President, Operations.

I’m going to turn the call over to Tom first to give some brief opening comments on the quarter’s financial results. Then, Mike and Craig will talk about operations and market conditions. Next, we will open the call to questions and John will finish up with some closing comments. Tom?

Tom Brown:  Thanks, Aaron, and good morning, everyone. We are pleased to announce another strong and consistent quarter, delivering $0.70 of operating income per share. Starting with the combined ratio, we achieved an 81.3 in the quarter, bringing the year-to-date combined ratio down to an 82.9, from 84.2 through six months ending June 30, 2015. These outstanding margins were coupled with top-line growth as well, 3% growth in gross premiums and 5% growth in net premiums written.

In our casualty segment, our underwriters delivered both an 87 combined ratio and 8% top-line growth. The property segment was more challenged from a premium perspective, off 7% in the quarter while the combined ratio was a strong 79. The decline in property premium was not a surprise, given the continued pricing pressures in E&S. Last but not least, our surety segment turned in 5% growth in gross premiums written and an excellent 64 combined ratio. Consistent with prior quarters, reserve releases had a positive impact across the segments, but primarily from casualty and surety.

Turning to investments, investment income remains a challenge as we reinvest new cash flow and bond maturities below the average yield on existing positions. As a result, investment income is down approximately 2% in the quarter. It was obviously not a good quarter for equity markets, although positive fixed-income performance helped offset this impact, leading to a 0% total return for the quarter. Maui Jim, our primary minority investment, contributed $500,000 of income in the quarter. Though down from last year, we remain very optimistic about their prospects and note a write-down of a capital asset and adverse foreign exchange movements impacted the quarter.

All in all, with strong underwriting performance driving our results, operating income through nine months came in at $1.98, up 4% over last year, while book value per share is up 7% year-to-date inclusive of dividends. With that, I’ll turn the call over to Mike Stone. Mike?

Mike Stone:  Thanks, Tom. Good morning, everybody. I’m going to lateral this quickly to Craig. This is my last RLI quarterly earnings teleconference. Craig will provide the color now forward, while maybe less colorful, probably more perspicacious. I expect the next stage for me will find an opportunity to do some good. For RLI, I’m certain this change will have a salutary effect, as Craig brings encyclopedic knowledge of the insurance industry and of our business and he will drive our operations to even greater heights. Thank you, everybody. Craig?

Craig Kliethermes:  Thanks, Mike. Good morning, everyone. First, I want to thank Mike for his almost 20 years of service with RLI and for providing a strong foundation from which we will continue to build. RLI was founded on the premise of finding really smart, disciplined insurance professionals and aligning their interests with shareholders. The culture of underwriting excellence will continue to be the focal point of our organization. Thank you, Mike, for your insisting on the best from all the associates of RLI.

Now a little more about our results. A very good quarter despite some challenging market and economic headwinds. As Tom mentioned, we posted an 81 combined ratio for the quarter, which leaves us at 83 year-to-date. All of our segments came in under a 90 combined ratio. These very good underwriting margins did come with some revenue growth for the quarter. We were able to grow gross written premium 3% and net written premium 5% in the quarter. We achieved this growth by having a well-diversified product footprint and giving our underwriters the incentives and discretion to grow when the opportunity arises and to shrink when the market presents little opportunity for underwriting profit. They delivered again.

In our casualty segment, we continue to grow both gross and net written premium for the quarter by 8% and 10%, respectively. Rates overall have been slightly up, about 1% to 2% for the quarter and year to date, mostly led by rate increases on all wheels-based businesses, with most other casualty products realizing flat to slight decreases in rates this quarter. Underwriting margins remain pretty stable across this segment.

In casualty, we continue to be led by our transportation business. We grew over 40% in the quarter and are up over 20% year-to-date, while margins remain good. Rates were up nearly 10% for the quarter, driven mostly by the public auto sector. While many have suffered terrible fates in the wheels business, our results have evidenced our underwriting discipline and that relationships and expertise really do matter in this business. We had several large customers return to us this quarter as a result of poor service in claim handling by our competition. Our transportation brokers and customers recognize our team as experts in this space. We love trucks.

We also saw growth in the quarter from our commercial umbrella product, which continues to find opportunities in the E&S space despite significant competition. The competition in E&S is particularly frenzied on larger accounts. We have made some significant investments in new products and businesses that are starting to bear fruit. The CBIC and professional package businesses continue to grow at a double-digit pace. Our 25% quota share in our prime insurance partnership grew 24% for the quarter and we have started to get some traction with our new healthcare facility business this quarter.

Our property segment continues to be challenged as we struggle to find growth opportunities in a market that is yet to find bottom for CAT-exposed business. Overall, property was down 7% for the quarter and is down 25% year-to-date. Excluding the impact of the loss of the crop program, we would still be down 4% for the quarter and 6% year-to-date. CAT pricing continues to be down double digits, wind down a little more than quake, a very challenging environment to write much new business. The focus is to keep the best renewal accounts. Our E&S property business is down about 5% in the quarter and almost 10% year to date.

On a much brighter note, our marine business continues to write a great turnaround story. As we have previously reported, we have had our challenges with this business. The broader market in general does not seem rational and disciplined to us. We have completely re-underwritten the book and made some tough choices to let go of some underperforming products and underwriters over the last several years. Our tenacious underwriters are now reaping the rewards of their disciplined and difficult decisions, delivering a solid sub-90 combined ratio for the quarter for the first time. Good job and keep up the good work, Bob and team.

Our surety business continued to grow gross written premium 5% in the quarter while throwing off exceptional underwriting results of a sub-70 combined ratio. All of our products in this segment are growing top and bottom lines. We continue to invest heavily in systems to make it easier for our producers to do business with us so as to widen the moat we have built. Despite this, we continue to see new entrants in this space. We regularly see flights to markets that appear to produce exceptional underwriting results.

It isn’t that easy. Whether it be surety or, more generally, the specialty space, it isn’t the title specialty business that automatically earns you good underwriting results. You can’t get specialty results without specialists. That is what we have at RLI, specialists with a narrow and deep expertise in underwriting and handling claims in a particular niche market that should differentiate us in all market cycles, particularly in the more difficult troughs. Overall, a very good quarter. I congratulate the talented RLI underwriters, claim, and support staff for delivering differentiating results again this quarter. Thank you.

Aaron Jacoby:  Thanks, Craig. We can now open the call up for questions.

Operator:  Thank you. The question-and-answer session will begin at this time. (Operator Instructions). We’ll go to Randy Binner.

Randy Binner:  Hey, good morning. Before I start, Mike, congratulations and it’s been great to work with you. And I wish you the best in your next step.

Mike Stone:  Thanks, Randy. You got a really good early education in your career, so —

Randy Binner:  That’s right. And so on the commentary, or just looking for market color from Craig now, the wheels comments was interesting. It’s something I think we’ve been tracking for a couple quarters. You’re talking about I’d say kind of mid-sized commercial auto accounts when you say that, is that right? And how much higher is your pricing basically when you’re repricing these books and they’re coming over? I’d like to hear more about that, because commercial auto has been kind of a disaster for just about everyone.

Craig Kliethermes:  Randy, this is Craig. In regard to commercial auto, our biggest segment, or biggest product, is transportation which includes trucks and public autos mostly and some specialized commercial autos. We also write recreational vehicles and some commercial auto business through our package business. So, it’s fairly broad. I could tell you the rates are up across the board, across all that wheels based business. Some places a little more than others. As far as the price, the price may be a little higher than what it left us for but I think a lot of people found out the service was not nearly as good for the price they were paying.

Randy Binner:  Where does that service fall apart? I think of these claims as being litigated. That usually I guess the problem with them. So where do others fall down on that service and claim side versus what RLI can offer?

Mike Stone:  This is Mike Stone. I’ll try that one. I think there’s a — it’s a whole host of things. First off, it’s an understanding of the risks associated with transportation, with trucks and buses, from things like MCS90 to collateral to claim handling and the ability to properly manage litigation. I think all of those things — the guy that runs our transportation business is a 35 year expert. That’s all he’s done all his career through a number of companies. He’s been with us about 20 years now and has had stellar results, while the industry has performed rather poorly overall. So he’s an expert. We have expert claim handlers and this is a good business. You’ll see his volume is what will actually vary as opposed to his rates. He’s getting rate now. When you hear people talking about getting 25 or 50% rate, they probably need 200%. We’re getting 5% to 10% and we were profitable to begin with. So we’re getting a little extra rate. We’re getting new opportunities because of the turmoil in the space. So we like this business and it’s performed well for us over time.

Randy Binner:  That’s helpful. And then just one more, just jumping to property. I know this is going to be hard for you all to answer, but if you look at the model, the decrease in gross premiums written in the property area seems to be kind of moderating and it’s coming in roughly around $50 million a quarter. Is it possible for us to think of there being a stabilized level of property or are we in a situation where there’s so much alternative capacity coming in that it could go a lot lower than this from a premium written perspective? It’s kind of like a how low can you go question.

Craig Kliethermes:  Randy, this is Craig again. Certainly we have a certain amount of business that we probably need to write to stay in the business to be relevant to our brokers. I don’t think we’ve reached that floor yet. And we do have a — remember, a big part of the drop in property this year is the loss of the crop program. I mean, our premium is down I think about 6% year-to-date or maybe it’s 10 in E&S property. Mostly that was rate driven. I think we still have probably a little ways to go before we get the floor of — to cover other fixed costs.

Randy Binner:  Okay. That’s fine. I’ll leave it there. Thanks a lot.

Operator:  We’ll go next to Mark Dwelle.

Mark Dwelle:  Good morning. I’ll extend my congratulations to Mr. Stone as well. I don’t know if Craig will be more perspicacious, but at least I understand him when he says we love trucks.

Mike Stone:  Thank you, Mark.

Mark Dwelle:  The question I wanted to ask first was you commented on the healthcare facility and the business growth there. Can you just expand on that a little bit in terms of what we’re writing and kind of what the expectations are there over time?

Craig Kliethermes:  We just started — this is Craig, Mark. We just started this year getting that up and going. We’ve grown a little bit and hit on a few accounts. It is a tough market. It is facilities based business, assisted living type business, as Mike would say we used to call those nursing homes. And so we’re hoping to grow that business to a relevant size over the next couple years. And we’ve gotten pretty good traction.

Mark Dwelle:  Primarily liability business or —

Craig Kliethermes:  Yes, yes, it’s all liability business. E&S liability, so it’s all written on an E&S basis.

Mark Dwelle:  Okay. All right. That’s a business that’s definitely been challenging to people in the past. Is there a particular edge you guys have or just other than your general skills?

Craig Kliethermes:  We think we’re pretty good about picking people to support our business. We think we’ve got a pretty good person to lead that effort under the guidance of our E&S casualty leader, who has been with us for quite some time.

Mark Dwelle:  Okay. That’s a good answer. Second question is on the surety business. This is the second straight quarter in a row where the results have been beyond excellent to nearly spectacular. Are there any particular products there that are accounting for kind of the better — the margin improvement? I know there’s been a little bit of rate there and I know there’s been a little bit of growth there, but kind of more than a 10 point improvement over the last year or two.

Mike Stone:  This is Mike Stone. Since I’m the surety head for a few more months, I’ll try to answer that. Actually, we got basically four different products there and they all performed well. Obviously the oil and gas, the energy surety, and what we call commercial surety have performed very well. Not a lot of loss activity. And our contract surety business which can be pretty volatile has performed okay. So when it performs okay and the other businesses perform the way they do, you’re going to see pretty good results in that space.

Tom Brown:  It’s Tom brown. I’d just add too on the expense side you’ve seen I would call a sequential decline in the expense ratio. As we’ve seen that kind of consistent, modest growth over those four lines that Mike just mentioned, you know, the fixed cost if you will has remained relatively stable to support that growth and you’ll see that quarter-over-quarter decline in the expense ratio as well.

Mark Dwelle:  Okay. That’s helpful. Last question, I just — you guys anticipated some of my question on Maui Jim, so the capital write-down and FX, those were the primary reasons? There wasn’t any change in sales trends or anything there that might be notable in terms of thinking ahead?

Jon Michael:  It’s Jon. We’re very happy with Maui Jim. Their sales were actually up for the quarter and year-to-date, without the FX drag.

Mark Dwelle:  Okay. All right. Those are my questions. Thanks.

Operator:  We’ll go to Jeff Schmidt.

Jeff Schmidt:  Good morning. The property book, the accident year loss ratio, ex-CAT, looks to be quite a bit lower. Is that just the crop book coming off or what might be driving that?

Craig Kliethermes:  Jeff, this is Craig. It’s driven — as I mentioned, the marine results have been exceptional over the last, say, year, but particularly this quarter and our RV results have gotten much better than they were last year at this time. Those are the primary drivers of the improvement.

Jeff Schmidt:  Okay. And then are you seeing any increased competition from standard riders coming into the E&S space at all?

Craig Kliethermes:  We are always seeing both standard and E&S specialty writers, increasing competition at this point in time. So both, yes.

Jeff Schmidt:  There’s no sort of pick-up in flow from just the —

Craig Kliethermes:  We don’t see any measurable — the competition is tough, so we haven’t seen any measurable increase in that but it’s been tough for a while now. It’s hard to get top line growth.

Jeff Schmidt:  Yes. Right. Okay. Thanks.

Operator:  We’ll go next to Christopher Campbell.

Christopher Campbell:  Yes, hi. Good morning. Congratulations on the wonderful results this quarter. My first question relates to margins. Do you anticipate that the property business you’re writing these margins will stay at their current level or will they glide down over time?

Craig Kliethermes:  Christopher, this is Craig Kliethermes. Obviously without a CAT, the margins look pretty good. If you looked at it on expected basis for a catastrophe business, certainly you would expect the loss ratio and expected loss ratio to go up over time. In our marine business, as I talked about before, we actually still are getting some rate that’s holding up pretty close to what we think loss cost trends are, and RV is more of a getting our underwriting right. So we’re seeing some improvement there and we’re getting significant rate increase in that space.

So overall things moving in different directions I think. CAT obviously on an expected basis margins would be thinning, but if you don’t have a CAT, still looks pretty good. Marine holding steady and RV improving. Which is most of it. Then you have the loss of crop, which is booked at a fairly high loss ratio and deservingly so. And that’s obviously that mix change has improved overall margins and results and loss ratio.

Christopher Campbell:  Thanks. That’s helpful. My other question relates to M&A. You have a very attractively valued stock that could potentially be leveraged for acquisitions. Do any opportunities look particularly eye-catching in the current environment?

Jon Michael:  This is Jon Michael, Chris. We’re always looking at opportunities, for opportunities, and we’ll continue to do that. But obviously we’re not going to make any announcements here or in the near future that we can see. We constantly look for M&A opportunities, as we have in the past and we’ll continue to do that in the future.

Christopher Campbell:  Okay. Thank you very much. Best of luck this quarter.

Operator:  There are no further questions. I would now like to turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Another good quarter. Thanks for joining us. We had 81 combined for the quarter, modest growth, written gross premiums but 5% net written premium growth and our book value is up to $20.36. You know, there have been headwinds this past two or three years but we’ve really persevered, been able to get through this storm and our underwriters have just delivered solid results quarter after quarter and we’re pleased with this quarter’s results.

And I too would like to thank Mike Stone for nearly 20 years at RLI. I think Mike would tell you, what he would point to, that as he does about every morning to me, that ever since he’s been at RLI,

RLI’s been below 100 combined every year. So Mike, thanks to you and we’ll miss the multi-syllable words but I think Craig will do just a terrific job in your stead. Mike will still be around. We hope to keep him around for a while. He’s going to continue as a Board member and probably find some other things for him to do. Thanks again and we’ll talk to you next quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay of this call you may be doing so by 888-203-1112 with an ID number of 953563. This does conclude our conference for today. Thank you for your participation and have a nice day. All parties may now disconnect.

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